Franklin Capital Holdings LLC

© Copyright 2000 2011 by Franklin Capital Holdings

This Accounts Receivable Purchase Agreement © (as amended or restated from time to time, the “Agreement”) dated as of the Effective Date, is between Franklin Capital Holdings LLC (“FCH”), a Delaware limited liability company, as purchaser, and Focus Fiber Solutions, LLC, a Delaware limited liability company (the “Seller”), as seller.

1.	PARTIES AND DEFINITIONS

1.1	FCH is a limited liability company duly organized in the State of Delaware and has its place of business located at 600 Central Avenue, Suite 396, Highland Park, IL 60035.

1.2	Seller is a limited liability company duly organized in the State of Delaware and has its place of business (or if more than one, its principal place of business) located at 969 Postal Road, Suite 100, Allentown, PA 18109. Both FCH and Seller may hereinafter collectively be referred to as the “Parties” and individually as a “Party”.

1.3	Capitalized terms used in this Agreement and not defined have the meaning set forth in the Standard Provisions and Definitions (“SPD”) to Accounts Receivable Purchase Agreement attached hereto and incorporated herein by reference, and to the extent not defined in the SPD, then as defined in the Security Agreement, and to the extent not defined therein, then as defined in the UCC. The SPD is hereby incorporated by reference as if set forth in full herein, and shall be deemed an integral part of this Agreement.

2.	SALE AND APPROVAL; PURCHASE PRICE; DISCOUNT FEE; ADVANCES; RESERVE

2.1	Seller hereby assigns and sells to FCH with recourse, as Seller's sole and exclusive factor, and as absolute owner: (i) Seller's entire right, title and interest in and to all of the present and future Accounts, together with all corresponding rights with respect thereto, including without limitation, full power to collect, sue for, compromise, assign, in whole or in part, or in any other manner enforce collection thereof in FCH's name or otherwise; (ii) the Goods and/or services sold giving rise to each such Account; (iii) all Goods returned by any Account Debtor in connection with the Accounts; (iv) all remedies available to Seller as an unpaid vendor or lienor, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and all of Seller's rights against third parties; (v) all deposits or other security relating to the Accounts; (vi) all rights under any insurance policy covering any Goods giving rise to the Accounts; and (vii) all payments or other proceeds of the foregoing in any form.

2.2	Seller acknowledges and agrees that the decision to make an Advance against the Purchase Price of any Account shall be made by FCH in its sole and exclusive discretion.

2.3	Seller acknowledges and agrees that FCH shall have no liability to Seller or any other Person with regard to any Accounts that FCH declines to advance against, in its sole and exclusive discretion.

2.4	Seller will provide FCH with listings of Accounts in form satisfactory to FCH, together with Account Debtors’ invoices, shipping documents, and such other Supporting Documents (including tracking numbers) and proof of delivery/rendition as FCH may at any time require. Seller will also provide to FCH all User Names, Access Codes and Passwords to any vendor websites that Seller has access to from time to time during the term of this Agreement. Billing on invoices by whomever done shall be conclusive evidence of assignment and sale hereunder of such Accounts whether or not Seller executes any other instrument with regard thereto. Seller hereby agrees and undertakes that Seller will ensure that all invoices to Account Debtors shall bear the following notation plainly on the face thereof (the “Payment Notation”): “This invoice has been sold and assigned to Franklin Capital Holdings LLC, P.O. Box 1220, Highland Park, Illinois 60035. Payment to Seller or any other person or entity cannot and will not constitute a valid discharge of this debt, as only Franklin Capital Holdings LLC is entitled to receive payment hereof and give a receipt therefor.” Should Seller receive payment of all or any portion of any Account, Seller shall immediately notify FCH of the receipt of such payment, hold such payment in trust for FCH separate and apart from Seller's own property and funds, and shall deliver such payment to FCH within one (1) Banking Day in the identical form in which received, provided however, that nothing herein authorizes Seller to collect any of the Accounts. Should Seller receive any check or other payment instrument with respect to an Account and fail to surrender and deliver to FCH said check or payment instrument within one (1) Banking Day, FCH shall be entitled to charge Seller a Misdirected Payment Fee to compensate FCH for the additional administrative expenses that Seller and FCH acknowledge is reasonably likely to occur as a result of a breach of this section. In the event any Goods, the sale of which gave rise to an Account Purchased, are returned to, replevied, reclaimed or repossessed by Seller, such Goods shall be held by Seller in trust for FCH, separate and apart from Seller's own property and subject to FCH's sole direction and control.

2.5	Seller will not, without FCH's prior written consent, direct Account Debtors to make payment of invoices to any address other than to Franklin Capital Holdings LLC, P.O. Box 1220, Highland Park, Illinois 60035.

2.6	The Purchase Price of Accounts listed on any Assignment Schedule will be due and payable on the Payment Date. Seller shall pay FCH a fee (the “Discount Fee”) in an amount equal to: (i) one point five zero percent (1.5%) of the gross amount of such Accounts for each thirty (30) day period or part thereof; plus (ii) point zero five percent (.05%) of such gross amount for each additional day, provided however that: (a) the minimum invoice fee charged by FCH for any Account shall be twenty-five Dollars dollars ($25); (b) the minimum Discount Fee (the “Minimum Discount Fee”) paid by Seller for each three (3) months of the Initial Period or Renewal Period, as applicable, shall be the greater of: (i) Forty thousand Dollars ($40,000.00); or (ii) an amount equal to one point five percent (1.5%) of Seller’s gross quarterly sales of invoices to FCH for the preceding fiscal quarter; or (iii) an amount equal to one point five percent (1.5%) of Seller’s average gross quarterly sales of invoices to FCH for the preceding twelve months. If the Initial Period of any applicable Renewal Period is not completed for any reason, the Seller's gross quarterly sales of invoices to FCH for such uncompleted quarterly period shall be based upon the Seller's gross quarterly sales of invoices for the fiscal quarter completed during the prior term of this Agreement which has the highest quarterly sales. The aggregate Discount Fees payable by Seller in each quarterly period as described above shall be due and payable regardless of the gross value of the Accounts actually sold by Seller to FCH under this Agreement during such period. FCH may retain from sums payable to Seller hereunder a reserve (the “Reserve”) representing up to the balance of the Purchase Price of any and all Accounts, which Reserve may be revised from time to time by FCH in its sole and exclusive discretion, in order to provide for Disputes, possible credit losses on Accounts, sums owing to FCH for Goods/services purchased by FCH from any other firm factored or financed by FCH or any Parent, Subsidiary or Affiliate of FCH, the Obligations and all outstanding Charges. A discount, credit, or allowance may not be claimed by Seller, but may be claimed solely by the Account Debtor; no third party beneficiary rights are created hereby.

2.7	As compensation for FCH's purchase of Accounts, Seller shall pay and FCH shall be entitled to receive the Purchase Fees. All Purchase Fees shall be due at the time of purchase of the Accounts. Seller may not grant any extension of the Maximum Sale Terms to any Account Debtor without FCH's prior written approval.

2.8	Subject to the terms of this Agreement, the net proceeds of any Advance by FCH hereunder shall be made available by credit to Seller’s account by means requested by Seller and acceptable to FCH. All such Advances shall be conclusively presumed to have been made by FCH to or for the benefit of the Seller. Seller hereby authorizes FCH to rely upon the written, electronic, or facsimile Advance requests of any Person identifying himself or herself as an authorized representative of the Seller, and upon any signature or other authentication which FCH believes to emanate from a properly authorized representative of Seller. Seller does hereby irrevocably confirm, ratify and approve all such Advances by FCH and does hereby agree to indemnify FCH and each other Indemnified Party harmless from any and all claims, damages, liabilities, losses, costs and expenses (including, without limitation, court costs, attorneys’ and paralegals’ fees) which may arise or be created by the acceptance of instructions for making Advances under this Agreement, and to pay all legal and other costs and expenses (including, without limitation, court costs, attorneys’ and paralegals’ fees) incurred by FCH in obtaining payment of the Seller's Obligations hereunder.

2.9	Prior to Payment Date, upon Seller’s request and at FCH’s sole and exclusive discretion, FCH may advance to Seller an amount equal to the Purchase Price of Eligible Accounts multiplied by the Advance Rate (or such higher percentage as FCH may in FCH’s sole and exclusive discretion determine) minus all Charges and Purchase Fees. Any additional amounts advanced to Seller shall also be subject to this Agreement. All Advances and distribution of Available Funds shall be subject to FCH's right to maintain the Reserve. The term “Reserve” as defined in Section 2.6 above and used in this Agreement means a ledger entry, not cash account, which shall serve as security in the event that: (i) FCH fails to receive full payment for each Account Purchased for any reason, including, but not limited to, Account Debtors' returns, allowances, deductions, Disputes and/or a Chargedback Account, including any ChargedBack Account FCH anticipates might arise in the future; or (ii) there are any outstanding Obligations due and owing to FCH. FCH may, in its sole and exclusive discretion, increase or decrease such Reserve from time to time as FCH may deem necessary to protect FCH’s interests. FCH may hold any payment instrument received until the later of: (i) the Collection Float Days, or (ii) the date FCH can confirm the availability of good and clear funds for such payment instrument.

2.10	Seller shall pay to FCH on demand any Advances, Charges and/or Purchase Fees at any time outstanding on Seller’s account.

2.11	Seller covenants to FCH that the outstanding Advances against outstanding Accounts under this Agreement shall not, at any time, be more than a sum equal to then outstanding Accounts advanced against by FCH multiplied by the Advance Rate. If such outstanding Advances shall, at any time, be more than a sum equal to the then outstanding Accounts advanced against by FCH multiplied by the Advance Rate, Seller shall immediately pay over to FCH, without demand, an amount necessary to cause the then outstanding Advances against outstanding Accounts under this Agreement to be less than or equal to a sum equal to the then outstanding Accounts advanced against by FCH multiplied by the Advance Rate.

2.12	Seller covenants that Seller will not issue any credits to any Account Debtors on any outstanding Accounts, whether or not advanced against by FCH, without FCH’s prior written approval (except for credits that were issued by Seller before FCH’s Advances and which were incorporated in arriving at the amount of the Account that Seller requested FCH to advance against).

2.13	All of FCH's electronically maintained data, all hard-copy print-outs of such data, including all of FCH's books and records and all other data in relation thereto between FCH and Seller shall be admissible in evidence, without objection by Seller as prime facie evidence of the status of the Accounts and Obligations due FCH. Each statement, report, or accounting rendered or issued by FCH to Seller shall be deemed conclusively accurate and binding on Seller (unless within fifteen (15) days after the date of issuance or the date such information is posted or otherwise made available on FCH's internet website, Seller notifies FCH to the contrary by registered or certified mail, setting forth with specificity the reasons why Seller believes such statement, report, accounting or the date such information is posted or otherwise made available on FCH‘s internet website is inaccurate, as well as what Seller believes the correct amount should be). Seller's failure to receive any periodic accounting shall not relieve it of the responsibility to request such periodic accounting from FCH or otherwise excuse Seller from accessing FCH's internet website to obtain such information; and Seller's failure to do so shall nonetheless bind Seller to whatever FCH’s records or website reports.

3	ADVANCE PAYMENT FEE

3.1	An advance payment fee (the “Advance Payment Fee”), shall be charged by FCH to Seller for the number of days that Advances are made prior to Payment Date and for the number of days that Advances or other Charges remain outstanding hereunder calculated at a floating nominal annual rate (compounded monthly) per annum equal to the Prime Rate plus one point five percent (1.5%) per annum. The Advance Payment Fee shall be computed on the basis of a year of three hundred and sixty (360) days, for actual days elapsed. Changes in the Advance Payment Fee rate shall be made to reflect changes in the Prime Rate, with such changes to the Advance Payment Fee rate to take effect as and when such changes in the Prime Rate occur. For the purpose of the Advance Payment Fee calculation, Discount Fees earned during each month shall be deemed charged to Seller's account as they occur. Upon the occurrence of an Event of Default and so long as the Event of Default shall remain uncured, the Advance Payment Fee shall be charged on the entire outstanding Obligations calculated at the Default Rate (or if less, the maximum rate allowable by law).

4	POWER OF ATTORNEY

4.1	Seller irrevocably appoints FCH as its attorney and agent in fact with power to: (a) file any Financing Statements, amendments or other filings; (b) strike Seller's address from any correspondence to any Account Debtor and insert FCH's address; (c) receive, open and discard all mail addressed to Seller pertaining to Accounts; (d) endorse the name of Seller or Seller's trade name on any check, notes, acceptances, drafts, money orders, and other evidences of payment payable to Seller that may come into the possession of FCH and to deposit or otherwise collect the same; (e) demand, sue for, compromise and/or collect any and all moneys due to Seller; (f) compromise, prosecute or defend any action, claim or proceeding as to the Accounts; (g) send notices, demand or requests to the Account Debtor in the name of Seller for any purpose whatsoever deemed necessary or desirable by FCH including, without limitation, notices regarding payment instructions or seeking estoppel information on the Accounts and such other matters integral to the relationship; (h) upon an Event of Default, be irrevocably authorized to redirect all of Seller's mail to FCH and after reviewing all mail in order to ascertain which portion is applicable to the Accounts Purchased or Collateral, make all other mail available for pick-up by Seller; and (i) do all other acts and things necessary to carry out the terms of this Agreement, the Security Agreement and all other Related Documents executed by Seller. The Power of Attorney granted to FCH herein shall be deemed to be coupled with an interest and, therefore, irrevocable until all Accounts Purchased are paid in full and all other Obligations to FCH are satisfied. FCH, as attorney-in-fact, shall not be liable for any errors of judgment or mistake of fact. Seller shall execute and supply to FCH any and all forms (e.g. Forms 8821 and/or 2848) that FCH may require in order to enable FCH to obtain and receive tax information issued by the Department of the Treasury, Internal Revenue Service, or receive refund checks.

4.2	In the event Seller or any one or more of its principals, officers, directors, partners, managers or managing members, during the Term of this Agreement or while Seller remains liable to FCH for any Obligations under this Agreement or arising out of or related to this Agreement, the Security Agreement or any other Related Document: (i) forms a new entity; or (ii) has failed to disclose to FCH at the time of the Effective Date of this Agreement (or during the Term) an existing entity, that does business similar to that of Seller (or has acquired all or a portion of Seller's assets in violation of the terms of this Agreement or the Security Agreement), whether in the form of a corporation, partnership, limited liability company or otherwise, such entity shall be deemed to have expressly assumed the Obligations due FCH by Seller under this Agreement, the Security Agreement and all other Related Documents executed by Seller (without releasing Seller from any of its obligations hereunder; such entity shall be jointly and severally liable for repayment of all Obligations). Upon the formation of any such entity, FCH shall be deemed to have been granted an irrevocable power of attorney with authority to file a new UCC financing statement with the appropriate secretary of state or UCC filing office naming the newly formed successor business or undisclosed existing business, as debtor. FCH shall be held harmless by Seller and be relieved of any liability as a result of FCH‘s filing of any such UCC financing statement or the resulting perfection of a security interest in any of the successor entity's assets and FCH shall have the right to notify the successor entity's or undisclosed existing entity's Account Debtors of FCH‘s security interest, its right to collect all Accounts, and to notify any new lender who has obtained or sought to obtain a competing security interest of FCH’s right in such entity's assets.

5	DISPUTES, CHARGEBACKS AND RETURNS

5.1	Seller agrees that Seller may not grant any allowance, credit or adjustment to an Account Debtor, or accept any return of Goods, without the express prior written consent of FCH. Seller will notify FCH promptly if any Dispute arises. FCH may, at FCH’s sole option, settle and/or compromise any Dispute without any liability to Seller so long as the compromise is done in good faith. FCH, as the sole and absolute owner of the Accounts, shall have the sole and exclusive power and authority to collect each such Account, through legal action or otherwise, and exercise, to the maximum extent permitted by applicable law, any other right now existing or hereafter arising with respect to any of such Accounts. Any settlement made by FCH shall not relieve Seller of any of Seller’s Obligations under this Agreement and no Chargeback shall be deemed a reassignment of FCH’s interest in the Account, and title thereto and to the Goods represented thereby shall remain vested in FCH until FCH executes a reassignment.

5.2	If a Dispute exists or is asserted with regard to any Account, or if Seller breaches any representation, warranty or covenant with respect to any Account, FCH may charge back to Seller's account the gross amount of such Account, as well as all other Accounts owing by the same Account Debtor. FCH may charge back to Seller's account at any time any Account, whether before or after its due date.

6	BOOKS AND RECORDS; FINANCIAL STATEMENTS AND AUDITS

6.1	Seller agrees to prepare and furnish FCH within fifteen (15) days after the close of each month, monthly financial statements unaudited and in such form and detail as FCH may reasonably require. Seller also agrees to have prepared, and to furnish to FCH within ninety (90) days after the close of Seller’s fiscal year, annual financial statements which have been reviewed or audited by an independent certified public accountant suitable to FCH. Seller further agrees to promptly provide to FCH such other information (including but not limited to tax returns) from time to time, regarding Seller, any other Obligor or the Collateral, as FCH may request from time to time.

6.2	FCH or its designee shall have the right to conduct an examination and verification of Seller's and any Parent's, Subsidiary's or Affiliate's financial, accounting, accounts receivable and invoicing records and Supporting Documents by an employee of FCH or a professional selected by FCH to verify the accuracy of such records (an “Audit”): (i) upon an Event of Default or other breach of this Agreement by Seller; (ii) in order to protect FCH's security interest in the Collateral hereunder; (iii) a request of Seller to modify any terms or conditions of this Agreement, or (iv) if under the circumstances then existing, deemed necessary by FCH, in its sole and exclusive discretion. FCH shall be permitted to conduct an Audit upon 24 hours advance notice to Seller. Seller shall be responsible for all Audit Expenses. Seller authorizes FCH and its designee to discuss the affairs, finances and business of Seller with any managers, members, officers, employees or directors of Seller or with its Parent, Subsidiary or any Affiliate or the managers, members, officers, employees or directors of its Parent, Subsidiary or any Affiliate, and to discuss the financial condition of Seller with Seller's independent public accountants. Any such discussions shall be without liability to FCH or to Seller's independent public accountants.

7	INDEMNITY

7.1	Seller agrees to indemnify and hold harmless FCH and each other Indemnified Party from and against any and all losses, costs, expenses, claims or actions made by any third party or otherwise, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, directly or indirectly relating to or in connection with this Agreement, the Security Agreement or any of the other Related Documents or the performance by such Indemnified Party under this Agreement, the Security Agreement or any of the other Related Documents and Seller will reimburse any Indemnified Party for all costs and expenses (including, without limitation, reasonable attorneys‘ fees, paralegal fees, court costs and other related expenses including travel and lodging expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatening claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The provisions of this Section 7.1 shall survive the termination of this Agreement. Further, Seller agrees to indemnify and hold harmless FCH from and against any and all liability for duties, forwarder’s fees, storage, shipping charges, sales or excise taxes or other expenses in connection with the Accounts or the Goods represented thereby and for any losses occasioned by claims of Account Debtors under Accounts. These indemnity provisions, together with all other indemnity provisions in this Agreement, shall survive the termination of this Agreement.

7.2	Without limiting the generality of Section 7.1 above, Seller further agrees to indemnify and hold harmless FCH and each other Indemnified Party from and against: (a) any and all losses, costs, expenses, claims, actions, damages and liabilities, joint or several, to which such Indemnified Party may become subject as the result of Seller's failure to observe, perform or discharge any of its obligations or duties under this Agreement; and (b) the actions, demands or claims of any Person with respect to any of the Accounts or any of the other Collateral; and (c) all losses, costs and expenses (including reasonable attorney's fees, paralegal fees, court costs and related expenses) incurred by FCH in connection with: (i) any matter relating to the transactions contemplated by this Agreement, the Security Agreement or by any other Related Document, including, without limitation, any claims or suits brought by any Account Debtor, or any third party, but excluding losses, costs and expenses incurred by FCH arising from FCH’s willful misconduct or gross negligence; or (ii) any breach of any of Seller’s representations, warranties, covenants or agreements made in this Agreement, the Security Agreement or any other Related Document.

8	EFFECTIVE DATE; TERMINATION; BINDING EFFECT

8.1	If accepted by FCH (as evidenced solely by FCH's execution of this Agreement), this Agreement shall be effective on the 18th day of October, 2011 (“Effective Date”) and shall continue in full force and effect until:

8.2	Twenty-four (24) months from the Effective Date (such twenty four (24) month period, the “Initial Period”) and for successive twenty-four (24) month periods (each a “Renewal Period”) thereafter unless terminated at Seller’s option by Seller giving to FCH not less than ninety (90) days prior written notice delivered not more than ninety (90) days prior to the expiration of the Initial Period or any applicable Renewal Period (which notice shall become effective on the expiration of the Initial Period or the then applicable Renewal Period; this means that said ninety (90) day period shall not commence to run until such expiration date). If said notice is not given prior to the expiration of the Initial Period or any applicable Renewal Period, this Agreement shall automatically renew on the expiration of the Initial Period and each Renewal Period, on the same terms and conditions for another twenty-four (24) months, until such notice is given and becomes effective. If Seller attempts to terminate this Agreement prior to the expiration of the Initial Period, then Seller agrees to pay FCH, in addition to all outstanding indebtedness, Purchase Fees, other fees, expenses, Charges and other sums payable hereunder or under the Security Agreement or any other Related Documents, a Minimum Discount Fee calculated as described above in Section 2.6 and Seller acknowledges that its obligation to pay such Minimum Discount Fee to FCH shall be absolute and unconditional.

8.3	Terminated by FCH at any time by giving to Seller not less than ninety (90) days prior written notice. In addition, this Agreement may be terminated at any time by FCH without notice to Seller should any Event of Default occur. Upon termination, Seller will pay all of Seller’s Obligations to FCH forthwith. Without limiting the foregoing, should any Event of Default occur, FCH may accelerate and declare all of Seller’s Obligations to FCH to be immediately due and payable and Seller will pay all Seller’s Obligations to FCH upon demand, without any setoff, claim or defense. Also, upon termination FCH may withhold any payment to Seller unless supplied with the general release described in Section 8.5 below.

8.4	Despite anything to the contrary herein contained, this Agreement shall nevertheless remain in full force and effect until all of Seller’s Obligations hereunder have been fully paid and discharged in full. At FCH’s sole and exclusive discretion, following a termination of this Agreement, FCH may elect to require Seller to continue selling the Accounts to FCH under this Agreement until all Obligations are paid in full (which Seller hereby agrees to), and in such event, this Agreement shall be deemed fully reinstated and shall remain in full force and effect until all Obligations are paid in full (and in such event, Seller shall continue to sell all Accounts solely to FCH as provided herein).

8.5	Notwithstanding payment in full of all Obligations by Seller, termination of this Agreement is conditioned on Seller's delivery to FCH of a general release in a form reasonably satisfactory to FCH. Seller understands and agrees that this provision constitutes a waiver of its rights under Section 9-513 of the UCC. FCH shall not be required to record any terminations or satisfactions of any of FCH’s security interests unless and until Seller has executed and delivered to FCH said general release and Seller shall have no authority to do so without FCH’s express written consent.

8.6	Any and all fees and Obligations due to FCH hereunder shall survive termination of this Agreement.

9	REMEDIES UPON AN EVENT OF DEFAULT

9.1	If any Event of Default shall have occurred and be continuing, FCH may exercise any one or more of the remedies set forth in the Security Agreement (the terms of which are incorporated herein by reference; all of which shall be cumulative remedies), or otherwise available to FCH under this Agreement or any other Related Documents or at law or in equity.

10	GENERAL PROVISIONS

10.1	This Agreement shall inure to the benefit of and is binding upon the Parties, together with their successors and assigns. Seller hereby gives FCH the right at any time to assign and delegate all of its rights and duties under this Agreement or to sell participations in the accounts receivable purchase facility extended hereunder. Seller may neither assign any of its rights nor delegate any of its duties or Obligations under this Agreement to any party without the express prior written consent of FCH, which consent shall be in FCH's sole and exclusive discretion.

10.2	This Agreement contains the entire understanding of the Parties hereto and no amendment, modification or waiver, oral or otherwise, with respect to any provision will in any event be effective unless the same is in writing and signed by an officer of FCH. Such amendment, modification or waiver must have an original signature of an officer of FCH. No failure or delay on FCH's part in exercising any right, power or remedy granted to FCH hereunder will constitute or operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right set forth herein.

10.3	Seller's sole remedy for any breach alleged to have been committed by FCH of any obligation or duty owed under this Agreement, the Security Agreement or any other Related Document or any duty or obligation arising out of or related to this Agreement shall be limited to the Available Funds, which Available Funds shall be determined five (5) days after the time notice in writing of such breach is first given to FCH. Such alleged breach by FCH must be confirmed by a court of competent jurisdiction. Under no circumstances shall FCH be liable for any incidental, special or consequential damages, including, but not limited to, loss of goodwill, loss of profit, or any other losses associated therewith, whether FCH did or did not have any reason to know of a loss that may result from any general or particular requirement of Seller.

10.4	Seller acknowledges that the relationship under this Agreement is principally that of seller and purchaser and that there is not now, and Seller will at no time seek or attempt to establish, any fiduciary or confidential relationship between FCH and Seller. Seller waives any right to assert, now or in the future, the existence or creation of any fiduciary or confidential relationship between FCH and Seller in any action or proceeding, whether by way of claim, counterclaim, cross claim or otherwise.

10.5	All notices and other communications provided for hereunder shall be given in writing and shall be addressed to the Party intended to receive the same at its address hereinbefore set forth (or to such other and different address as Seller or FCH may designate pursuant to a written notice sent in accordance with the provisions hereof), and will be deemed given, furnished or received: (i) when delivered at such address to such Party; or (ii) when received if deposited in the United States mail as first-class registered or certified mail, return receipt requested, postage prepaid; or (iii) when received if deposited at the office of a nationally recognized overnight delivery service; or (iv) when received if sent by facsimile transmission and receipt confirmed. If FCH attempts to serve a notice or other communication on Seller utilizing any of the preceding notice methods and Seller refuses to accept such notice or other communication, such notice or other communication shall be deemed to have been received by Seller at the time of such refusal.

10.6	Upon demand, Seller will reimburse FCH for all costs, fees, and expenses incurred by FCH in connection with the negotiation, preparation and conclusion of this Agreement, the Security Agreement and the other Related Documents, including, but not limited to, reasonable attorneys’ fees, including paralegal fees, searches of the public records, audit fees, appraisal fees, title insurance fees and charges, all other fees, taxes and filing or recording fees payable in connection with the transactions contemplated by this Agreement, the Security Agreement and the other Related Documents, whether or not the transactions contemplated hereby shall be consummated (and in addition thereto, all such fees and costs incurred by FCH in connection with all extensions, renewals and modifications of the transactions contemplated hereby). After the occurrence of an Event of Default, the Seller shall pay or reimburse FCH for all costs, fees and expenses incurred by FCH or for which FCH becomes obligated in connection with the collection of the Obligations or enforcement of this Agreement, the Security Agreement and all other Related Documents, or during any workout, restructuring, liquidation, wind-down or negotiations in respect thereof, including reasonable attorneys’ fees and time charges of counsel to FCH, paralegal fees plus all search fees, court costs, and all other costs and expenses; and all taxes payable in connection with this Agreement, the Security Agreement and all other Related Documents. In furtherance of the foregoing, the Seller shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the Seller’s execution and delivery of this Agreement, the Security Agreement and the other Related Documents to be delivered hereunder, and Seller agrees to save and hold FCH harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses. That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Seller to FCH pursuant to this Agreement, the Security Agreement or the other Related Documents which are not paid on or prior to the date hereof shall be payable by the Seller to FCH on demand. If at any time or times hereafter FCH: (a) employs counsel for advice or other representation: (i) with respect to this Agreement, the Security Agreement or any other Related Document; (ii) to represent FCH in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by FCH, the Seller, or any other Person) in any way or respect relating to this Agreement, the Security Agreement or any other Related Document or the Seller’s business or affairs; or (iii) to enforce any rights of FCH against the Seller or any other Person that may be obligated to FCH by virtue of this Agreement, the Security Agreement or any other Related Document; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral or any other collateral securing the Obligations; and/or (c) attempts to or enforces any of FCH’s rights or remedies under this Agreement, the Security Agreement or any other Related Document or at law or in equity, the costs and expenses incurred by FCH in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by the Seller to FCH on demand, and secured by the Collateral. This Section 10.6 shall survive termination of this Agreement.

10.7	Upon liquidation of any Collateral, settlement or prosecution of Disputes, or enforcement of any obligation of Seller hereunder, FCH may charge to Seller's account all costs and expenses incurred, plus fifteen percent (15%) of such disputed amount as agreed reasonable liquidated damages to compensate FCH for the extra work and time involved in collecting the Accounts in liquidation or under dispute. If collection is by or through an attorney, all reasonable attorneys’ fees, paralegals fees, court costs and related expenses shall constitute Obligations hereunder.

10.8	Seller shall also pay to FCH such wire transfer and similar fees as FCH charges from time to time, and in connection with FCH’s examinations of Seller’s books and records, such examination fees as FCH charges from time to time, (currently eight hundred fifty dollars ($850) per day) plus related travel expenses, as well as FCH’s postage, out-of-pocket, travel and other expenses which FCH may incur in respect of this Agreement.

10.9	Seller shall from time to time, at the request of FCH, execute, acknowledge and deliver to FCH any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Agreement.

10.10	This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same agreement. Facsimile copies with signatures shall be given the same legal effect as an original.

10.11	In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.12	This Agreement is made and entered into for the sole benefit of the Parties hereto, their permitted successors and assigns, and no other person or persons shall have any right or action under this Agreement.

10.13	The Parties have read this Agreement, understand its contents, and represent that each has full and complete authority to sign this Agreement and that the execution, delivery and performance hereunder has been duly authorized by each Party. Each of the Parties hereto has had an opportunity to consult with its respective legal counsel prior to executing this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.14	Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural. Whenever the masculine is used in this Agreement and when required by the context, the same shall include the other two genders. The headings used in this Agreement are intended to be for convenience of reference only and shall not define or limit the scope, extent or intent or otherwise affect the meaning, interpretation, or construction of any portion of this Agreement.

10.15	All covenants, agreements, representations, warranties and indemnities made herein and in the Security Agreement and all other Related Documents shall survive the making by FCH of the initial Advance herein contemplated and shall continue in full force and effect for so long as any Obligations remain outstanding and unpaid and this Agreement remains in effect.

10.16	Time is of the essence in making payments of all amounts due FCH under this Agreement, the Security Agreement and all other Related Documents and in the performance and observance by the Seller of each covenant, agreement, provision and term of this Agreement, the Security Agreement and all other Related Documents.

10.17	Should Seller receive a written final commitment or term sheet in writing from a bona fide third party experienced in factoring and/or receivables financing to replace this Agreement, Seller will promptly deliver such final commitment or term sheet to FCH. Seller grants FCH the unilateral right to renegotiate the terms of this Agreement to meet the terms detailed in such written final commitment or term sheet from such third party.

10.18	Seller's aggregate outstanding Obligations under this Agreement shall not exceed two million Dollars ($2,000,000) at any time, without FCH’s written consent. Seller acknowledges and agrees that said two million Dollar ($2,000,000) cap does not constitute a binding commitment on FCH’s part to advance up to two million Dollars ($2,000,000) at any time and that FCH reserves the right, in FCH’s sole and exclusive discretion, to determine whether or not to advance against each Account submitted to FCH under the terms of Section 2.2 hereof. Further, if Seller's aggregate outstanding Obligations hereunder do exceed two million Dollars ($2,000,000) at any time or times, such fact shall not impair or diminish any of FCH's rights and remedies to collect all such outstanding Obligations or otherwise relieve Seller from any of its obligations or duties hereunder.

10.19	This Agreement shall be governed by, construed and enforced pursuant to the laws of the State of Illinois, excluding choice of law principles. At FCH’s sole and exclusive election, the Circuit Court of Cook County, Illinois or Lake County, Illinois shall be the chosen forum for any disputes that the Parties cannot resolve among themselves. The aforesaid notwithstanding, Seller further agrees that FCH shall have the right to proceed against Seller or Seller's property in a court in any location necessary to enable FCH to obtain a judgment against Seller or to realize upon any Collateral or any other security for the Obligations, or to enforce a judgment or other court order entered in FCH’s favor. Seller shall indemnify FCH for all costs and expenses (including reasonable attorneys' fees, paralegal fees, court costs and related expenses) incurred by FCH in connection with any such action(s). In the alternative, at FCH's sole option, Seller shall promptly deposit with FCH from time to time, such amounts deemed necessary by FCH to cover such costs and expenses of Seller, including, without limitation, attorney's fees, paralegal fees, court costs and related expenses, and if such deposits are not promptly made, FCH is hereby authorized to deduct such costs and expenses from amounts owed by FCH to Seller hereunder.

10.20	SELLER HEREBY COVENANTS TO FCH AND IRREVOCABLY AGREE THAT SELLER’S LIABILITY TO PUNCTUALLY PAY TO FCH AND PERFORM ALL OBLIGATIONS WHEN DUE SHALL BE ABSOLUTE AND UNCONDITIONAL, AND SELLER HEREBY WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH SELLER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY FCH IN ENFORCING THIS AGREEMENT OR THE OBLIGATIONS. SELLER ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR FCH EXTENDING THE ACCOUNTS RECEIVABLE PURCHASE FACILITY CONTEMPLATED HEREBY TO SELLER.

10.21	SELLER AND FCH EACH WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Seller waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Seller (i) certifies that neither FCH nor any representative, agent or attorney of FCH has represented, expressly or otherwise, that FCH would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into this Agreement, the Security Agreement and the other Related Documents to which FCH is a party, FCH is relying upon, among other things, the waivers and certifications contained in this paragraph.

10.22	TO THE EXTENT PERMITTED BY APPLICABLE LAW AND TO FURTHER SECURE THE PAYMENT OF THE OBLIGATIONS, SELLER HEREBY IRREVOCABLY AUTHORIZES ANY ATTORNEY OF ANY COURT OF RECORD TO APPEAR FOR SELLER IN SUCH COURT IN TERM, TIME OR VACATION, AT ANY TIME HEREAFTER AND CONFESS A JUDGMENT WITHOUT PROCESS AGAINST SELLER, IN FAVOR OF FCH FOR SUCH SUMS AS MAY APPEAR TO BE UNPAID AND OWING HEREON TOGETHER WITH ADVANCE PAYMENT FEES, COSTS AND ATTORNEYS' FEES, AND TO WAIVE AND RELEASE ALL ERRORS WHICH MAY INTERVENE IN SUCH PROCEEDING AND CONSENT TO IMMEDIATE EXECUTION UPON SUCH JUDGMENT, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY MAY DO BY VIRTUE HEREOF.

Delivered at Highland Park, Illinois.

Focus Fiber Solutions, LLC

A Delaware limited liability company

By: Optos Capital Partners, LLC,

A Delaware limited liability company,

Its Managing Member

/s/ Christopher Ferguson

By:

Christopher Ferguson, Manager

/s/ LeLainya Ferguson

By:

LeLainya Ferguson, Manager

ACCEPTANCE

The foregoing Accounts Receivable Purchase Agreement (including the SPD) is accepted in Highland Park, Illinois on this the 18th day of October 2011.

Franklin Capital Holdings LLC,

a Delaware limited liability company

/s/ David Fink

By:	David Fink
Title:	President

ACKNOWLEDGEMENT OF SIGNATURE

STATE OF Pennsylvania) ss.

COUNTY OF Lehigh )

I, Rachel Cheli Strohl, a Notary Public in and for the said County, in the State aforesaid, DO CERTIFY Christopher Ferguson, the Manager of Optos Capital Partners, LLC, a Delaware limited liability company, personally known to me to be the same person whose name is subscribed to the foregoing accounts receivable purchase agreement as such Manager, appeared before me this day in person and acknowledged that he/she signed and delivered the said accounts receivable purchase agreement as his/her own free voluntary act, and as the free and voluntary act of said limited liability company, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal this 18th day of October 2011.

My Commission Expires: May 11, 2015	/s/ Rachel Cheli Strohl
- Notary Public

Seal:

ACKNOWLEDGEMENT OF SIGNATURE

STATE OF Pennsylvania                       ) ss.

COUNTY OF Lehigh )

I,Rachel Cheli Strohl, a Notary Public in and for the said County, in the State aforesaid, DO CERTIFY LeLainya Ferguson, the Manager of Optos Capital Partners, LLC, a Delaware limited liability company, personally known to me to be the same person whose name is subscribed to the foregoing accounts receivable purchase agreement as such Manager, appeared before me this day in person and acknowledged that he/she signed and delivered the said accounts receivable purchase agreement as his/her own free voluntary act, and as the free and voluntary act of said limited liability company, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal this 18th day of October 2011.

My Commission Expires: May 11, 2015	/s/ Rachel Cheli Strohl
- Notary Public

Seal:

Standard Provisions and Definitions (“SPD”) to Accounts Receivable Purchase Agreement

This SPD is dated as of the Effective Date, and supplements, and is deemed an integral part of the Accounts Receivable Purchase Agreement (as amended or restated from time to time, the “Agreement”) between Franklin Capital Holdings LLC, a Delaware limited liability company (“FCH”), as purchaser, and Focus Fiber Solutions, LLC, a Delaware limited liability company (the “Seller”), as seller.

1.	DEFINITIONS As used in the Agreement, the following terms shall have the following respective meanings:

1.1.	“Account Debtor” has the meaning set forth in Section 9-102 of the UCC.

1.2.	“Accounts Purchased” means all Accounts of Seller now existing or hereafter arising and sold under the Agreement by Seller to FCH.

1.3.	“Advance” means the advance payment against the Purchase Price FCH, may, in its sole and exclusive discretion, pay Seller upon transmittal of Accounts offered for sale based upon the applicable Advance Rate.

1.4.	“Advance Payment Fee” has the meaning set forth in Section 3.1 of the Agreement.

1.5.	“Advance Rate” means an amount up to eighty percent (80%) of the Aggregate Net Face Value of Accounts identified in each Assignment Schedule delivered to FCH.

1.6.	“Affiliate” means a Person that that owns or controls, directly or indirectly, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's directors, officers, members or managers.

1.7.	“Aggregate Net Face Value” means the gross amount of Accounts, less maximum discounts, whether as an inducement for prompt or early payment or from whatsoever other cause arising, less returns, less credits or allowances of any nature at any time issued, owing, granted or outstanding, and less also the Discount Fees and all other Charges or debits as set forth in the Agreement.

1.8.	“Assignment Schedule” means each individual assignment schedule, in a form provided by FCH, which shall be used by Seller to transmit Accounts Purchased to FCH and to reaffirm their assignment by Seller to FCH.

1.9.	“Audit” has the meaning set forth in Section 6.2 of the Agreement.

1.10.	“Audit Expenses” means the expenses associated with an Audit, including, but not limited to, Eight Hundred and Fifty Dollars ($850.00) per day and any and all related travel expenses.

1.11.	“Available Funds” means the Accounts Purchased that have been collected in good funds after the expiration of the Collection Float Days minus: (i) the Advance; (ii) all returns, credits, allowances and discounts calculated upon shortest or longest selling terms, at FCH’s option, or any alternative terms of sale offered by Seller to Account Debtors; (iii) any Chargedback Account; (iv) any and all expenses arising in connection with the Agreement or the Security Agreement; (v) any and all fees; (vi) all other costs or expenses incurred by FCH; and (vii) FCH’s right to use such Available Funds to secure any Obligation.

1.12.	“Banking Day” means a day for dealings by and between banks, excluding Saturday, Sunday and any day which shall be a legal holiday in the City of Chicago, Illinois, and any other day on which banking institutions are authorized to close in the City of Chicago, Illinois.

1.13.	“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Section 101 et. seq., as in effect from time to time, and any successor statute thereto.

1.14.	“Chargedback” means an Account Purchased that is repurchased by Seller under the terms and conditions set forth in the Agreement, which repurchase shall be an Obligation of Seller.

1.15.	“Charges” means: (a) any and all search fees and filing fees (including all recordation taxes) that are incurred by FCH in connection with its due diligence and the Collateral; (b) all costs incurred by FCH for applications for credit insurance or due diligence that may be required to ascertain the creditworthiness of Seller or the Seller's Account Debtors; (c) wire transfer fees or other financial institution fees incurred by FCH; (d) any and all expenses in connection with Audit Expenses incurred by FCH; (e) all advances made by FCH to protect the Collateral (or any other collateral securing any of the Obligations), and/or FCH's security interest and rights therein or to pay or discharge any other lien, security interest or encumbrance upon the Collateral (or any other collateral securing any of the Obligations); (f) all costs, expenses and fees (including reasonable attorneys’ fees, paralegal fees, court costs and related expenses) incurred by FCH pursuant to the terms of the Agreement, the Security Agreement or any of the other Related Documents, or in connection with: (i) the drafting and preparation of the Agreement, the Security Agreement and the other Related Documents; (ii) the administration, enforcement and defense of the Agreement, the Security Agreement and any other Related Documents, or the relationships and security interests created under the Agreement or under the Security Agreement (or the defense of any of FCH's actions or inactions under the Agreement or the Security Agreement); (iii) the collection of the Obligations and any other obligation or indebtedness secured by the Security Agreement; and (iv) the sale or other disposition of the Collateral (or any other collateral securing any of the Obligations), or any portion thereof; and (g) all other costs or expenses incurred by FCH in connection with the Agreement, the Security Agreement and any other Related Documents, including but not limited to, all costs and expenses relating to a notice of lien, audit, lien and title examinations, or expenses incurred in protecting and preserving Accounts or any other Collateral (or any other collateral securing the Obligations), and professional fees, including accountant and reasonable attorneys’ fees, related to the foregoing.

1.16.	“Collateral” has the meaning set forth in the Security Agreement, the terms of which are incorporated herein by reference.

1.17.	“Collection Float Days” means an additional five (5) Banking Days after FCH's receipt of an Account Debtor's payment.

1.18.	“Default Rate” means Prime rate + twelve (12%) per month.

1.19.	“Discount Fee” has the meaning set forth in Section 2.6 of the Agreement.

1.20.	“Dispute" means any cause for nonpayment of Account(s), including, without limitation, any alleged or actual defense, setoff, reduction, claim or counterclaim asserted by an Account Debtor regarding any Account whatsoever or howsoever arising, whether or not bona fide.

1.21.	“Effective Date” has the meaning set forth in Section 8.1 of the Agreement.

1.22.	“Eligible Accounts” means all Accounts which are eligible for Advances, which Eligible Accounts may exclude, in FCH's sole and exclusive discretion: (i) any invoices over ninety (90) days old; (ii) any invoices that are in Dispute including any Accounts which have disputed invoices; (iii) any invoices on which an Advance will exceed the assigned Account Debtor credit limit established by FCH; (iv) any invoices for which incomplete Supporting Documents have been submitted, as determined by FCH in its sole and exclusive discretion; (v) any invoice billed to an Account Debtor of which twenty percent (20%) of such Account Debtor's overall Accounts are more than 90 days outstanding; (vi) any invoice owed by an Account Debtor whose total outstanding Accounts exceed the Maximum Debtor Concentration; (vii) any invoices owed by an Account Debtor that is the subject of any insolvency or similar proceeding; (viii) any invoice which does not meet the terms and conditions of the Agreement; (ix) invoices for which the Goods have not been shipped, delivered to and accepted by the Account Debtors or they arise from services rendered and such services have not performed and accepted by the Account Debtors; (x) invoices dated earlier than the date the services or Goods giving rise to the Accounts were rendered or provided to the Account Debtors; (xi) invoices evidenced by any note, trade acceptance, draft or other negotiable instrument or by any Chattel Paper; (xii) invoices evidencing Accounts that are not the valid, legally enforceable obligation of the Account Debtor; (xiii) invoices evidencing Accounts that are the subject of any sale, assignment, lien or security interest whatsoever, other than the interest of FCH therein; (xiv) invoices owing by a member, manager, officer, employee, agent, Parent, Affiliate or Subsidiary of Seller; (xv) invoices owed by Account Debtors that do not maintain their chief executive office in the United States of America; (xvi) invoices owing by the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing; (xvii) invoices that are payable with any currency other than U.S. Dollars; (xviii) invoices that consist solely of late charges or finance charges; (xix) invoices owed by an Account Debtor for which Seller has received a notice of or FCH is otherwise aware of: (a) the death of any partner or guarantor of the Account Debtor; (b) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor; (c) the appointment of a receiver for any part of the property of the Account Debtor; or (d) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor; (xx) invoices billed in advance, payable on delivery, for consigned Goods, for guaranteed sales (whether 100% guaranteed or guaranteed to some lesser extent), for unbilled sales, for progress billings, payable at a future date in accordance with its terms, arising from a “sale on approval” or “sale or return” or “bill and hold” or “payment on scanning”, subject to a retainage or holdback by the Account Debtor or insured by a surety company, or subject to any other repurchase or return agreement; (xxi) invoices that arise in connection with a sale to an Account Debtor who is located within a state which requires the Seller, as a precondition to commencing or maintaining an action in the courts of that state, either to: (i) receive a certificate of authority to do business and be in good standing in such state; or (ii) file a notice of business activities or similar report with such state’s taxing authority, unless (A) the Seller has taken one of the actions described in clauses (i) or (ii); (B) the failure to take one of the actions described in either clause (i) or (ii) may be cured retroactively by the Seller at its election; or (C) the Seller has proven to the satisfaction of FCH that it is exempt from any such requirements under such state’s laws; (xxii) the invoice evidences an Account that is not at all times subject to a perfected, first priority security interest in favor of FCH; (xxiii) invoice that arise out of a contract or order which, by its terms, forbids or makes void or unenforceable the assignment thereof by the Seller to FCH or is not assignable to FCH for any other reason; (xxiv) any invoice with respect to which the prospect of payment by the Account Debtor is or will be impaired, as determined by FCH in its sole and exclusive discretion; (xxv) any invoice evidencing an Account for which any covenant, representation or warranty contained in the Agreement has been breached; (xxvi) any invoice evidencing an Account where a return, rejection or repossession of the Goods giving rise to such Account has occurred; and (xxvii) any Account, which in the sole and exclusive discretion of FCH, is not deemed an “Eligible Account”.

1.23.	“Event of Default” has the meaning set forth in the Security Agreement, the terms of which are incorporated herein by reference.

1.24.	“Facility Fee” means a fee in the amount of zero dollars ($0) due and payable by Seller to FCH upon the execution of the Agreement. In the event FCH does not receive the Facility Fee prior to the first Advance made by FCH under the Agreement, FCH shall deduct the Facility Fee from such first Advance (or any subsequent Advance, as necessary until such fee shall be paid in full).

1.25.	“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, applied by the Seller on a basis consistent with the Seller's most recent financial statements furnished to FCH pursuant to Section 6.1 of the Agreement.

1.26.	“Guarantor(s)” means any Person now or hereafter guaranteeing the Obligations of Seller under the Agreement or any portion thereof.

1.27.	“Indemnified Party” and “Indemnified Parties” means, respectively, each of FCH and any Parent, Affiliates or Subsidiaries of FCH, and each of their respective officers, directors, shareholders, members, managers, principals, partners, employees, attorneys and agents, and all of such parties and entities.

1.28.	“Maximum Debtor Concentration” means the total funded Accounts Purchased that are due from a single Account Debtor at any given time may not exceed twenty percent (20%) of Seller's total outstanding funded Accounts Purchased.

1.29.	“Maximum Sale Terms” means that terms of sale for payment of the Goods or services sold to an Account Debtor may not exceed sixty days (60) days from the date of the invoice, without the prior written approval of FCH.

1.30.	“Minimum Discount Fee” has the meaning set forth in Section 2.6 of the Agreement.

1.31.	“Misdirected Payment Fee” means the greater of: (i) fifteen percent (15%) of the amount of any payment; or (ii) One Thousand Dollars ($1,000), which Misdirected Payment Fee shall be assessed to Seller in the event an Account Purchased has been received by Seller and not delivered in kind to FCH on the next Banking Day following the date of receipt by Seller, or thirty percent (30%) of the amount of any such payment which has been received by Seller as a result of any action taken by Seller to cause such payment to be made to Seller or deposited in Seller's bank account, in order to compensate FCH for the reasonably likely additional administrative expenses caused by this conduct.

1.32.	“Net Funds Employed” means all Advances plus all Purchase Fees.

1.33.	“Obligations” collectively means and includes any and all of Seller's present and future obligations to FCH, of every kind and nature whatsoever, including, without limitation: (i) all Advances, debts, liabilities and obligations now or hereafter owed to FCH, including but not limited to, all principal, Advance Payment Fees, Purchase Fees, Charges, expenses, fees, and all other sums now or hereafter payable by the Seller under the terms of the Agreement, the Security Agreement or the other Related Documents, all of Seller's liability for breach of any warranty, representation, covenant or duty, of every kind and description that Seller owes to FCH under the Agreement, the Security Agreement or any other Related Document, or otherwise (whether or not evidenced in writing and whether or not for the payment of money), direct or indirect, absolute or contingent and including those that FCH reasonably anticipates are likely to occur or that may adversely affect FCH's ability to collect Accounts Purchased or any other Collateral in the future; and (ii) all other obligations of Seller to FCH under any note, contract of surety, guaranty, or accommodation, or with respect to letters of credit or acceptances, sums owing to FCH for Goods and/or services purchased from any other firm factored or financed by FCH or any Parent, Subsidiary or Affiliate of FCH, and all other obligations of Seller to FCH, however and whenever created, arising or evidenced, whether direct or indirect, through assignment from third parties in the ordinary course of FCH's (or any Parent's, Subsidiary's or Affiliate's of FCH) business, absolute, contingent or otherwise, now or hereafter existing or due or to become due; and (iii) any and all other advances, overdrafts, indebtedness, loans, liabilities and obligations now or hereafter owed by Seller to FCH (or any Parent, Subsidiary or Affiliate of FCH), of every kind and nature, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now due or to become due, whether direct or indirect, or absolute or contingent, whether several, joint or joint and several, whether liquidated or unliquidated, whether legal or equitable, whether disputed or undisputed, whether secured or unsecured, or whether arising under the Agreement, the Security Agreement or any other Related Document; and (iv) all advances made by FCH to protect the Collateral (or any other collateral securing any of the Obligations), and/or FCH's security interest and rights therein or to pay or discharge any other lien upon the Collateral (or any other collateral securing any of the Obligations); and (v) all costs, expenses and fees (including reasonable attorneys' fees, paralegal fees, court costs and related expenses) incurred by FCH pursuant to the terms of the Agreement, the Security Agreement or any other Related Document, or in connection with: (a) the drafting and preparation of the Agreement, the Security Agreement and the other Related Documents; (b) the administration, enforcement and defense of the Agreement, the Security Agreement or any other Related Documents, or the relationships and liens created under the Agreement or thereunder; (c) the collection of the Obligations and any other obligation or indebtedness secured by the Security Agreement; (d) the sale or other disposition of the Collateral (or any other collateral securing any of the Obligations), or any portion thereof; and (e) any workout, restructuring, liquidation, wind-down, bankruptcy or other insolvency or creditor proceeding involving Seller or any other Obligor, Account Debtor, grantor or debtor, or negotiations in respect thereof (the costs and expenses incurred by FCH in any manner or way with respect to any of the foregoing, shall be part of the Obligations, payable by the Seller to FCH on demand, and secured by the Collateral).

1.34.	“Obligor” means Seller, each Guarantor and any other party primarily or secondarily, directly or indirectly liable in respect of any of the Obligations.

1.35.	“Parent” means a company that owns enough voting stock or other equity interest in another Person to control management and operations of such Person.

1.36.	“Payment Date” means the date of deposit of Account Debtor payment by FCH plus five (5) Banking Days for collection and clearance of checks. Payment Date may be delayed to the next Banking Day following the day of application of remittances to Accounts.

1.37.	“Payment Notation” has the meaning set forth in Section 2.4 of the Agreement.

1.38.	“Permitted Lien” means a lien or security interest indicated on Exhibit A attached hereto and incorporated herein by reference.

1.39.	“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture. company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, estate, entity or government agency.

1.40.	“Prime Rate” means the rate of interest announced by FCH's prime lender as its “Prime Rate”. Changes in the rate of interest as aforesaid shall take effect on the day of any change in the Prime Rate. Such rate may not necessarily be the lowest interest rate charged by any such lender and shall be set by such lender in its sole and exclusive discretion. If, for any reason, FCH's prime lender shall cease publishing its Prime Rate or shall publish it infrequently or sporadically, the Prime Rate shall then be that rate announced from time to time by FCH as its Prime Rate, or in FCH's sole and exclusive discretion, shall be based upon the index announced by FCH to replace such lender's Prime Rate. Any failure of FCH to announce or adjust the Prime Rate shall not relieve any Obligor of any of its Obligations under the Agreement. FCH shall not be obligated to give notice of any change in the Prime Rate. It is expressly agreed that the use of the term “Prime Rate” is not intended nor does it imply that said rate of interest is a preferred rate of interest or one which is offered by FCH to its most creditworthy customers.

1.41.	“Purchase Fees” means, collectively, the sum of the following fees: (i) the Discount Fee; and (ii) the Advance Payment Fee.

1.42.	“Purchase Price” means the Aggregate Net Face Value of the Accounts.

1.43.	“Reserve” has the meaning set forth in Section 2.6 of the Agreement.

1.44.	“Related Documents” collectively means all agreements, instruments and documents, other than the Agreement, including, without limitation, the Security Agreement, guaranties, mortgages, trust deeds, pledge agreements, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, UCC financing statements, and all other writings heretofore, now or hereafter executed by or on behalf of Seller, any Guarantor or other Obligor or any other Person and delivered to FCH or to any Parent, Subsidiary or Affiliate of FCH in connection with the Obligations or the transactions contemplated by the Agreement, as each of the same may be amended, modified or supplemented from time to time.

1.45.	“Sales” means the sale of Goods and/or the rendition of services by Seller in the ordinary course of Seller’s business to Account Debtors here in the United States of America and such other areas as FCH may from time to time deem eligible for Advances under the Agreement.

1.46.	“Security Agreement” means that certain security agreement of even date herewith between Seller as debtor and FCH as secured party, as it may hereafter be amended or restated from time to time.

1.47.	“Seller's State of Formation” means the State of Delaware.

1.48.	“Subsidiary” means any Person, joint venture, or any other entity of which more than fifty percent (50%) of the voting stock or other equity interest is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

1.49.	“Supporting Documents” means: (i) identical duplicates of each invoice evidencing the terms of each Account (the originals having been mailed by Seller to the Account Debtors at Seller's expense) and if requested by FCH, all purchase orders; (ii) all original shipping or delivery receipts, including, but not limited to, bills of lading, delivery notes, airway bills and shipping documents; and (iii) such other documents and proof of delivery of Goods or rendition of services as FCH may require.

1.50.	“Term” means the initial twenty-four (24) month period commencing on the Effective Date of the Agreement and any subsequent renewal period under the Agreement.

1.51.	“Total Maximum Facility” means two million Dollars ($2,000,000), which represents the maximum Net Funds Employed that may be advanced by FCH to Seller at any given time.

1.52.	“UCC” means the Uniform Commercial Code, as in effect from time to time.

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS

Seller, and those principals and/or agents of Seller authorized by Seller to execute any Assignment Schedule, each represent and warrant to FCH as follows (and each such representation and warranty shall be deemed automatically reaffirmed and restated by Seller to FCH at the time each Account is purchased by FCH under the Agreement or any Advance or financial accommodation is made to Seller under the Agreement):

2.1.	Seller’s exact corporate, limited liability company or limited partnership name (as applicable) (hereafter, Seller’s “Legal Name”), as reflected on the records of Seller's State of Formation, is as set forth on page 1 of the Agreement. Seller’s correct organizational number issued by Seller's State of Formation is 4887829. Seller currently conducts business under Seller's Legal Name. Except as disclosed in Exhibit A, Seller has not changed Seller’s Legal Name or used any trade or fictitious name in the last (5) five years. Seller’s chief place of business and chief executive office is located at Seller’s address on page 1 of the Agreement. All records concerning Seller’s Account Debtors and all Accounts are located at such address. Exhibit A sets forth (i) a true and complete list of all of Seller's present trade and fictitious names, and (ii) a true and complete list of all of Seller's former trade, fictitious and corporate, limited liability company or partnership (as applicable) names. The locations listed on Exhibit A constitute all locations at which Seller's Inventory and/or Equipment is located and Seller has exclusive possession and/or control of its Equipment and Inventory;

2.2.	Seller is either a corporation, a limited liability company or a limited partnership (as applicable), duly organized, validly existing and in good standing under the laws of the Seller's State of Formation and is qualified and authorized to do business and is in good standing in all states in which such qualification and good standing are necessary or desirable. Seller has the full power and authority to enter into and perform all of Seller's obligations under the Agreement, the Security Agreement and all other Related Documents;

2.3.	The execution, delivery and performance by Seller of the Agreement, the Security Agreement and all other Related Documents have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) action and will not violate any provision of law or of Seller’s charter or bylaws or partnership or operating agreement (as applicable), or result in the breach of or constitute a default or require any consent under, or result in the creation of any lien, charge, or encumbrance upon any of Seller’s property or assets pursuant to any indenture or other agreement or instrument to which Seller is a party or by which Seller or Seller’s property may be bound or affected;

2.4.	The Agreement is, and each of the Security Agreement and the other Related Documents when executed and delivered by Seller under the Agreement will be, legal, valid and binding obligations enforceable against Seller in accordance with their respective terms, except as limited by applicable bankruptcy, reorganization, insolvency or similar laws affecting creditors' rights generally and by general principles of equity;

2.5.	No authorization, approval or other action by, and no notice to or filing with, any governmental authority that have not already been taken or made and which are in full force and effect, is required: (i) for the grant by Seller of the security interest in Seller’s assets granted by the Security Agreement; (ii) for Seller's execution, delivery or performance of the Agreement, the Security Agreement and the other Related Documents; (iii) for the exercise by FCH of its rights or remedies under the Agreement or the Security Agreement; or (iv) for the conduct of Seller’s business;

2.6.	There are no suits or proceedings pending, or to Seller’s knowledge threatened against or affecting Seller which, if adversely determined, would have an adverse effect on Seller’s financial condition or Seller’s business or Seller’s ability to perform Seller’s obligations under the Agreement, the Security Agreement or any other Related Documents executed by Seller, and there are no proceedings by or before any court, governmental commission, board, bureau, or other administrative agency pending or, to Seller’s knowledge, threatened against Seller;

2.7.	Seller is in compliance with all statutes, ordinances, governmental rules and regulations to which Seller is subject and Seller has not and shall not fail to obtain any licenses, permits, franchises, or other governmental authorizations necessary to the ownership of Seller’s properties or to the conduct of Seller’s business, which violation or failure to obtain would adversely affect Seller’s business, prospects, profits, properties or condition (financial or otherwise), or FCH’s security interest or rights in the Collateral. All of Seller’s contracts and Supporting Documents (including any disclosure statements and other documents required by applicable law) now or hereafter entered into between Seller and its Account Debtors will be in full compliance with all local, state and federal laws and regulations;

2.8.	Seller has satisfied all judgments and is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign;

2.9.	Seller has filed all tax returns (federal, state and local) required to be filed and has paid all taxes, assessments, and governmental charges and levies thereon due, including all interest and penalties;

2.10.	Seller’s balance sheets and statements of income and retained earnings, and all accompanying financial information heretofore furnished to FCH by Seller, are complete and correct in all material respects and fairly represent Seller’s financial condition as at the dates of said financial statements and the results of its operations for the periods ending on said dates. Since the date of the latest of such statements there has been no material adverse change in Seller’s financial condition from that set forth in said balance sheets as at that date. No information, exhibit, or report furnished by Seller to FCH in connection with the negotiation of the Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading;

2.11.	Prior to the date hereof, there has been no material change in the financial condition of any other Obligor from that set forth in the Obligor's most recent financial statements;

2.12.	Seller is not a party to any indenture, loan or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate, limited liability company or partnership restriction, as applicable, which could have a material adverse effect on Seller’s business, properties, assets, operations, or conditions, financial or otherwise, or Seller’s ability to carry out Seller’s obligations under the Agreement, the Security Agreement and the other Related Documents to be executed in connection with the Agreement. Seller is not in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument (material to Seller’s business) to which Seller is a party;

2.13.	Seller is the sole lawful owner of the Collateral, and has the sole right and lawful authority to deliver the Agreement. The Collateral is now, and will hereafter remain, free and clear of all security interests, liens, attachments, levies, and encumbrances of every kind, nature and description, except for FCH's security interest and Permitted Liens, and Seller will warrant and defend the Collateral against any claims and demands of all other Persons at any time claiming the same or any interest therein. No financing statement covering the Collateral or any part thereof is on file in any public office (other than financing statements in favor of FCH and the holder of any Permitted Lien). The security interest granted by Seller to FCH in the Collateral under the Security Agreement is valid and enforceable under the laws of the State of Illinois (or such other applicable state law) and constitutes a first priority security interest therein (except with respect to any Collateral encumbered by a Permitted Lien);

2.14.	Seller is solvent on the date hereof and has induced FCH to accept the Agreement and to purchase Accounts under the Agreement in reliance upon such representation of financial solvency;

2.15.	Seller has the full legal right to sell, assign and transfer each Account to FCH and such sale, assignment and transfer thereof does not contravene or conflict with the terms of any other agreement, commitment or instrument to which Seller is a party; and upon Seller's delivery of each Assignment Schedule, there will vest in FCH all of Seller's right, title and interest in and to each Account Purchased;

2.16.	All terms governing each Account are accurately reflected in the Supporting Documents and each Account is undisputed and represents a sum certain owed by an Account Debtor on a date certain, without offset or counterclaim, which sum is due and payable not more than the Maximum Sale Terms and no Account offered for sale has any express or implied condition giving rise to a bill-and-hold, guaranteed sale, sale and return, sale on approval, payment on scanning, consignment or any right to return basis;

2.17.	Each invoice plainly states on its face, in a form acceptable to FCH, that each Account offered for sale is payable only to FCH as more fully described in Section 2.4 of the Agreement, or such other language that FCH may from time to time require;

2.18.	Seller is not and has at no time been affiliated with and does not own, control, or exercise dominion, in any way whatsoever, over, any Account Debtor;

2.19.	Seller has no Parent, Affiliate and/or Subsidiary that is not disclosed in writing to FCH;

2.20.	No Account Purchased or any payment made with regard thereto will at any time during or after termination of the Agreement be avoidable by any bankruptcy trustee under the Bankruptcy Code or by any creditor, whether under state or federal law, as a preference, fraudulent conveyance or otherwise;

2.21.	Each Account Purchased shall be absolutely enforceable against Seller's Account Debtor in accordance with the express terms of the invoice, whether as to price, terms, delivery, guaranty or quality;

2.22.	Seller has contemporaneously as to each Account Purchased, made the proper entry on its books and records recording the absolute sale of such Accounts to FCH;

2.23.	Seller has no delinquent obligations under any organized labor contracts, and in the event Seller permits or suffers any such delinquent obligations at any time during the term of the Agreement, Seller will satisfy all such delinquent obligations within ten (10) days after Seller receives notice or is otherwise advised of same;

2.24.	All annual contributions, if any, required to be made to any plan of Seller are current and not delinquent. No circumstances exist which constitute grounds entitling the Pension Benefit Guaranty Corporation (“PBGC”) to institute proceedings to terminate any plan of Seller, or to appoint a Trustee to administer such plan, or to impose withdrawal liability against Seller, and that no notice of lien, levy or assessment has been filed of record, or threatened to be filed, with respect to all or any portion of Seller's assets by the PBGC;

2.25.	Seller acknowledges and agrees that the relationship created in the Agreement and the other Related Documents with FCH is and has been conducted on an open and arm's length basis in which no fiduciary relationship exists and that Seller has not relied and is not relying on any such fiduciary relationship in executing the Agreement or the Related Documents or in consummating the transactions contemplated by the Agreement;

2.26.	The account numbers and locations of all deposit accounts and other bank accounts of Seller are set forth in Exhibit A attached hereto and incorporated herein by reference. Seller shall not open up any new deposit accounts without giving prior written notice thereof to FCH;

2.27.	Each Account which Seller shall, expressly or by implication, request FCH to classify as an Eligible Account, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the definition of Eligible Account as set forth in Section 1.22 of this SPD and as otherwise established by FCH from time to time;

2.28.	With regard to each Account purchased by FCH under the Agreement: (i) such Account is genuine, is in all respects what it purports to be, and is not evidenced by a judgment; (ii) such Account represents an undisputed, bona fide and existing obligation of the Account Debtor completed in accordance with the terms and provisions contained in the purchase order from such Account Debtor and documents delivered to FCH with respect thereto; (iii) the amount shown on Seller’s books and records and all reports, invoice and statements pertaining to such Account which may be delivered to FCH, in written or electronic form, is actually and absolutely owing to Seller and is not in any way contingent; (iv) no payments have been made or shall be made on such Account except payments immediately delivered to FCH pursuant to the Agreement; (v) there are no Disputes existing or asserted with respect to such Account and Seller has not made any agreement with the Account Debtor for any deduction therefrom except for trade discounts which discounts, if made, are reflected in the calculation of the face value of the invoice related thereto; (vi) there are no facts, events or occurrences which in any way impair the validity or enforcement of such Account or tend to reduce the amount payable thereunder as shown on Seller’s books and records and all reports, invoices and statements delivered to FCH with respect thereto; (vii) the Account Debtor has the capacity to contract and is solvent; (viii) Seller has made delivery of the Goods or has rendered the services ordered, giving rise to such Account, and all Supporting Documents for such Account have been duly issued prior to Seller's delivery of the Assignment Schedule listing such Account; (ix) the services furnished and/or Goods sold giving rise to such Account are not subject to any lien, claim, encumbrance or security interest except FCH’s security interests; (x) the Goods delivered or services rendered giving rise to such Account conform in all respects with the purchase order placed by the Account Debtor; (xi) Seller has no knowledge of any fact or circumstance which would impair the validity or collectibility thereof; (xii) to the best of Seller’s knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor which might result in any material adverse change in such Account Debtor's financial condition, (xiii) the Account Debtor will accept or has accepted the Goods and/or services; (xiv) Seller has preserved and will continue to preserve any liens and any rights to liens available by virtue of the sale of Goods or provision of services giving rise to the Account; (xv) the Account Debtor is not Seller's Parent, Subsidiary or Affiliate; (xvi) Seller is the sole and absolute owner of such Account, free and clear of all liens, claims and encumbrances whatsoever (other than FCH's interest); and (xvii) FCH is acquiring by virtue of the Agreement, sole and absolute title and ownership of such Account, free and clear of all liens, claims and encumbrances whatsoever;

2.29.	Seller has delivered to FCH for sale all Accounts created since the last Assignment Schedule delivered to FCH;

2.30.	Seller represents and warrants that Seller’s Inventory: (i) is owned solely by Seller; (ii) is at all times subject to a perfected, first priority security interest in favor of FCH and is not subject to any other assignment, claim, security interest, lien or encumbrance of any kind and Seller covenants that Seller shall not permit it to become encumbered by any other assignment, claim, security interest, lien or encumbrance without FCH’s prior written consent; (iii) is in the possession and control of the Seller and it is stored and held in facilities owned by Seller as set forth in Exhibit A attached hereto or, if such facilities are not so owned, FCH is in possession of an executed landlord consent, warehouseman’s agreement or similar agreement in form acceptable to FCH; and (iv) was not produced in violation of the Fair Labors Standards Act or subject to the “hot goods” provisions contained in Title 29 U.S.C. Section 215; and

2.31.	Each fact in any financial record, statement, books and records or other documents Seller has shown to FCH, either before or after the execution of the Agreement, were true and accurate and no information has since come to Seller's attention to materially affect same.

3.	AFFIRMATIVE COVENANTS

Seller covenants to FCH that until the Agreement shall be terminated and all Obligations shall have been paid in full, Seller will:

3.1.	Keep Seller’s chief place of business and chief executive office and the office where Seller keeps its records concerning all Accounts and all other Collateral, at Seller’s address in Pennsylvania specified on page 1 of the Agreement, or, upon thirty days (30) prior written notice to FCH, at such other location in the State of Pennsylvania. Seller will hold and preserve such records and will permit FCH’s representatives at any time during normal business hours to inspect and make abstracts from such records;

3.2.	Keep Seller’s tangible personal property at Seller’s address specified on page 1, or, upon thirty days (30) prior written notice to FCH, at such other location in the State of Pennsylvania;

3.3.	Advise FCH promptly, in reasonable detail, of: (i) any lien, security interest, encumbrance, or claim made by or asserted against any or all of the Collateral, and (ii) the occurrence of any other event which would have a material adverse effect on the aggregate value of such Collateral or on the security interests and liens with respect to such Collateral created under the Security Agreement;

3.4.	Preserve and maintain Seller’s corporate (or limited liability company or limited partnership, as applicable) existence and good standing in the Seller's State of Formation, and, Seller’s good standing as a foreign corporation (or limited liability company or limited partnership, as applicable) in any other state in which Seller operates;

3.5.	Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all of Seller’s financial transactions;

3.6.	Furnish FCH, from time to time, with such information relevant to the Agreement and the Security Agreement and Seller’s performance under the Agreement and thereunder as FCH may request;

3.7.	Continue to engage in a business of the same general type as conducted by Seller on the date of the Agreement;

3.8.	Pay when due all taxes, assessments and liens upon Seller’s assets;

3.9.	Procure and maintain “all risks" fire and extended casualty insurance, and comprehensive public liability insurance, together with such other insurance as FCH may require with respect to the tangible Collateral, in form, amounts, coverages, and basis acceptable to FCH and issued by a company or companies acceptable to FCH. Prior to closing and from time to time thereafter, upon FCH’s request, Seller shall deliver to FCH duplicate originals of the aforesaid insurance policies, together with certificates of insurance naming FCH as an “additional insured” with respect to public liability coverage and as a “mortgagee and lender's loss payee” with respect to all other coverages. Upon request, Seller will further provide FCH with a Lender's Loss Payable Endorsement and such other endorsements, as FCH shall require;

3.10.	Promptly notify FCH of any loss or damage to the Collateral exceeding $5,000.00. FCH may make proof of loss (a claim against the insurer) if Seller fails to do so within fifteen (15) days of the casualty. All proceeds of any insurance on the Collateral, including accrued proceeds thereon, shall be paid to and held by FCH as part of the Collateral. Provided Seller shall not then be in default in the payment of any Obligations to FCH or in the performance of any other obligation to FCH under the Agreement, the Security Agreement or under any other Related Document, FCH shall consent to the repair or replacement of the damaged or destroyed Collateral, and FCH shall, upon satisfactory proof of Seller's expenditure and provided no Event of Default exists, reimburse Seller from the proceeds for the reasonable cost of repair or restoration up to the value of any insurance reimbursement received by FCH (if an Event of Default exists, FCH reserves the right to apply such insurance proceeds towards payment of the Obligations);

3.11.	Promptly within three (3) days after the commencement or service thereof, give FCH written notice, together with all court documents relating thereto, of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Seller, which, if determined adversely to Seller, could have a material adverse effect on Seller’s financial condition, properties or operations;

3.12.	Give FCH written notice thirty (30) days prior to any change in Seller’s name, mailing address, principal place of business, chief executive office, or location of Seller’s assets or Seller’s books and records;

3.13.	Execute and deliver to FCH from time to time (and cause each Guarantor and other grantor of any collateral for the Obligations, or any of them, to execute and deliver to FCH from time to time) an IRS Form 8821 entitled “Tax Information Authorization”, in form and substance satisfactory to FCH;

3.14.	Immediately report to FCH any local, state or federal tax lien filed against Seller or any Guarantor or other grantor of collateral for the Obligations, and immediately provide to FCH copies of all notices of such liens received by Seller;

3.15.	Immediately report to FCH if Seller learns that the authorization previously granted to FCH under any IRS form 8821 executed in connection with the Obligations is revoked for any reason;

3.16.	Be fully responsible for the acts, omissions and/or defalcations of its employees in the event that any employee, including any agent, representative or assign, fails to deliver to FCH any check or other payment on Accounts;

3.17.	Immediately and in any event not more than twenty-four (24) hours upon receipt of such information by Seller, notify FCH of any Dispute, return, rejection, loss of or damage to Goods, any request made by an Account Debtor for an extension of time to pay or any fact or circumstance with respect to any Account Purchased or Account which is likely to affect the sum owing thereon or date of payment thereof or any other fact or circumstance that is likely to give rise to any Event of Default;

3.18.	In any suit, proceeding or action brought by FCH with respect to any of Seller's Accounts or general intangibles or other property comprising part of the Collateral, Seller will save, indemnify and keep FCH harmless from and against all expenses, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder, arising out of a breach by Seller of any obligation or arising out of any agreement, indebtedness or liability at any time owing to or in favor of such obligor or its successors from Seller, and all such obligations of Seller shall be and shall remain enforceable against and only against Seller and shall not be enforceable against FCH;

3.19.	Keep and maintain at Seller's own cost and expense satisfactory and complete records of the Collateral in a manner consistent with Seller's current business practice, including, without limitation, a record of all payments received and all credits granted with respect to such Collateral. Seller shall, for FCH's further security, deliver and turn over to FCH or FCH's designated representatives at any time following the occurrence of an Event of Default and upon three (3) days' notice from FCH or FCH's designated representative, any such books and records (including, without limitation, any and all computer tapes, programs and source codes relating to such Collateral in which Seller has an interest or any part or parts thereof);

3.20.	Seller will defend FCH's security interest and rights in and to the Collateral, including, without limitation, the proceeds and products thereof, against the claims and demands of all Persons whatsoever;

3.21.	Execute, or cause to be executed, upon FCH's request, any documents necessary to perfect or protect FCH's security interest in the Collateral;

3.22.	Take all actions necessary or required by law to protect and preserve the Collateral, the rights of the Seller and FCH under the Security Agreement, and the priority of the lien granted thereby, including, without limitation, the payment of all amounts required for that purpose;

3.23.	Maintain, keep and preserve all of Seller's tangible assets in good condition and repair. Seller will not commit or permit damage to or destruction of its tangible assets, or any portion thereof;

3.24.	Continue to engage in a business of the same general type as conducted by it on the date of the Agreement;

3.25.	Cause its compliance with all present and future environmental laws, rules and regulations pertaining to Seller, any real property owned or occupied by Seller, or its business, or the production, disposition or use of the Collateral, and voluntarily to clean up all Hazardous Materials released, discharged, stored or discharged upon their discovery and to be fully liable to FCH for all costs and expenses incurred by FCH arising from such environmental hazards and wastes;

3.26.	Provide FCH from time to time, promptly upon request of FCH, with a comprehensive updated list of all Account Debtors of Seller, including their current addresses, telephone numbers, contact names and email addresses;

3.27.	Deliver to FCH forthwith upon its demand, such other collateral as FCH may request from time to time should the value of the Collateral decline, deteriorate, depreciate or become impaired, and Seller or such other grantor shall execute such documents deemed necessary by FCH to perfect it security interest in such other collateral; and

3.28.	As soon as possible, and in any event within ten (10) days after Seller knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a plan of Seller subject to ERISA, and the regulations promulgated thereunder, or to appoint a Trustee to administer such plan, or to impose withdrawal liability against Seller, Seller will notify FCH in writing setting forth all relevant details and the action which Seller proposes to take with respect thereto.

4.	NEGATIVE COVENANTS

Seller covenants to FCH that until the Agreement is terminated and all of the Obligations shall have been paid in full, Seller will not:

4.1.	Create, incur, assume, or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest, hypothecation, assignment, deposit arrangement, or other preferential arrangement, charge, or encumbrance (including, without limitation, any conditional sale, or other title retention agreement, or finance lease), of any nature, upon or with respect to any of its assets, now owned or hereafter acquired, or sign or file, under the UCC of any jurisdiction a financing statement which names the Seller as a debtor, or sign any agreement authorizing any party thereunder to file such financing statement, except mortgages, deeds of trust, pledges, liens, security interests, assignments, deposit arrangements, or other arrangements, charges, or encumbrances in favor of FCH and Permitted Liens;

4.2.	Sell, lease, transfer or otherwise dispose of any of its now owned or hereafter acquired assets (including, without limitation, receivables, and leasehold interests), except for Inventory disposed of in the ordinary course of business, and sales of obsolete, worn out or unusable tangible personal property which is concurrently replaced with similar personal property at least equal in value, quality and condition to that sold, and owned by Seller free and clear of all liens, claims and encumbrances except the security interest of FCH and Permitted Liens;

4.3.	Store any assets with any third party unless FCH is in possession of an executed landlord consent, warehouse agreement or similar agreement in form acceptable to FCH, and Seller has taken all other actions as FCH deems necessary to preserve its security interest or rights in such assets;

4.4.	Amend its organizational documents or change its fiscal year or enter into a new line of business materially different from Seller's current business unless (i) such actions would not have a material adverse effect on Seller; (ii) such actions would not affect the obligations of Seller to FCH; (iii) such actions would not materially and adversely affect the interpretation of any of the terms of the Agreement, the Security Agreement or the other Related Documents, and (iv) FCH has received thirty (30) days prior written notice of such amendment or change;

4.5.	Make loans or advances to any Person including, without limitation, any officer, member, employee, Parent, Affiliate or Subsidiary of Seller except for temporary advances and reimbursements to employees of Seller in an aggregate amount not to exceed $5,000.00 at any time (which aggregate amount may be increased from time to time, with the prior written approval of FCH) or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in (except obligations of the United States Government, open market commercial paper rated one of the top two ratings by a rating agency of recognized national standing or certificates of deposit in insured financial institutions to the extent such certificates of deposit are fully insured by the Federal Deposit Insurance Corporation) or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person;

4.6.	Assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, assets, goods or services, or an agreement to maintain or cause any Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and except guaranties in favor of FCH;

4.7.	Cancel any claim or debt owing to it, except for reasonable consideration;

4.8.	Permit any Equipment to become a Fixture to real property unless such real property is owned by Seller and is subject to a mortgage in favor of FCH or, if such real property is leased, is subject to a landlord’s agreement in favor of FCH on terms acceptable to FCH or (ii) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first-priority security interest in favor of FCH:

4.9.	Change Seller’s Legal Name, Seller’s place of business, or if more than one, Seller’s chief executive office, Seller’s mailing address or organizational number, Seller’s type of organization, Seller's State of Formation or other legal structure, or adopt any fictitious or trade name, in each case without FCH's prior written consent;

4.10.	Wind up, liquidate, or dissolve Seller, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of Seller’s assets (whether now owned or hereafter acquired) to any Person, or enter in the sale of any of Seller’s capital stock or other equity interest;

4.11.	Suffer any judgment for money in excess of $10,000.00 (ten thousand dollars) to be entered against Seller and not discharged, stayed or appealed with a supersedeas bond within a period of thirty (30) days;

4.12.	Permit any change in the ownership of Seller which shall result in a change of control of Seller;

4.13.	Sell the business or substantially all of Seller’s assets;

4.14.	Change the payment terms to any Account Debtor without the prior written consent of FCH, including but not limited to, the Maximum Sale Terms;

4.15.	Declare or pay any dividends in any fiscal year, or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its shareholders or members (as applicable) as such, whether in cash, assets, or in obligations of the Seller; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock or membership interest; or make any other distribution, without the prior written consent of FCH; or

4.16.	Incur any indebtedness to any creditor other than trade debt incurred in the ordinary course of Seller's business, and debt disclosed to and approved by FCH in its sole and exclusive discretion.

Delivered at Highland Park, Illinois.

SIGNED BY:

Focus Fiber Solutions, LLC

A Delaware limited liability company

By: Optos Capital Partners, LLC,

A Delaware limited liability company,

Its Managing Member

/s/ Christopher Ferguson
By:

Christopher Ferguson, Manager

/s/ LeLainya Ferguson

By:

LeLainya Ferguson, Manager

ACCEPTANCE

The foregoing Accounts Receivable Purchase Agreement is accepted in Highland Park, Illinois on this the 18th day of October 2011.

Franklin Capital Holdings LLC,
a Delaware limited liability company

/s/ David Fink

By:	David Fink

Title:	President

Exhibit A

List of Permitted Liens (if none, state none): None

List of all of Seller's present trade and fictitious names (if none, state none): None

List of all of Seller's former trade, fictitious and corporate, limited liability company or partnership (as applicable) names (if none, state none): None

List of locations of all assets of Seller (also indicate whether owned by Seller or leased by Seller):

969 Postal Road, Suite 100, Allentown, PA 18109

List of account numbers and locations of all deposit accounts and other bank accounts of Seller:

Account no:	Bank name:

Account no:	Bank name:

Account no:	Bank name:

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